EXHIBIT 99.1

Photo Release -- MGP Ingredients Stockholders Re-Elect Ladd Seaberg and Gary Gradinger to Board of Directors; Tim Newkirk Begins First Term On Board

ATCHISON, Kan., Oct. 16, 2008 (GLOBE NEWSWIRE) -- Ladd Seaberg, chairman of the board of directors of MGP Ingredients, Inc. (Nasdaq:MGPI), has been elected to a new term on the board by holders of the company's preferred stock. Holders of preferred stock also elected company president and chief executive officer Tim Newkirk to fill a seat on the board previously held by Randy Schrick, vice president of engineering and corporate director of distillery manufacturing. Holders of MGPI's common stock re-elected Gary Gradinger, chairman and chief executive officer of Golden Star, Inc., Kansas City, Mo., to a new term on the board. The terms of all three expire in 2011.

Photos accompanying this release are available at

http://www.globenewswire.com/newsroom/prs/?pkgid=5535

http://www.globenewswire.com/newsroom/prs/?pkgid=5537

http://www.globenewswire.com/newsroom/prs/?pkgid=5538

http://www.globenewswire.com/newsroom/prs/?pkgid=5539

Results of the elections were announced at the company's annual meeting of stockholders today in Atchison. The elections were the only items on this year's ballots.

Seaberg became a member of MGPI's Board of Directors in 1979. He served as president of the company from 1980 to October 2006, when he succeeded Cloud L. "Bud" Cray as board chairman. Seaberg had also served as chief executive officer of the company from 1988 to March 2008.

Seaberg joined MGP Ingredients, then Midwest Solvents Company, as distillery production manager in 1969. He became vice president and manager of the company's starch division in 1970 and was promoted to vice president and plant manager in 1972. He served as general manager for one year prior to being named president in 1980.

In welcoming Newkirk to the board, Seaberg also praised Schrick, for his 21 years of service as a director and for his leadership in both that capacity and as an executive officer of the company. "Randy has helped guide the company through some of the most significant events in MGPI's 67-year history," Seaberg said. He has been an integral member of our management team since joining the company in 1973. His role has been and remains very important to MGPI's progress as an innovative provider of world class products derived from grain."

Schrick responded by expressing his "deepest gratitude for the opportunity to serve as a board member of this outstanding company for just over two decades. I have gained considerable inspiration, knowledge and perspective from fellow directors, greatly assisting me in my day-to-day responsibilities and decisions at the company. As he fills my position on the board, I know that Tim Newkirk will benefit likewise."

Newkirk has served as president of MGP Ingredients since October, 2006, and as chief executive officer since March 5 of this year, succeeding Seaberg in both of these capacities. He had previously served as chief operating officer of the company since March, 2006.

Newkirk began his career with MGPI in 1991, serving initially as a distillery shift manager and later as a process engineer, project engineer and quality control manager at the company's Atchison plant. He was promoted to manager of the company's Pekin, Ill., plant in 1997.

In the spring of 2000, Newkirk accepted the position of vice president of operations for the former High Plains Corporation, an ethanol production company located in Wichita, Kan. He became vice president of global operations for Abengoa Bioenergy S.L. following that company's acquisition of High Plains in January, 2002. He was promoted to chief operating officer of Abengoa Bioenergy Corporation in August 2003 and held that position until his return to MGP Ingredients as director of operations in May 2005.

Gradinger was first elected to MGPI's board by holders of the company's common stock in October 2005. He had been appointed to the board approximately five months earlier, filling the unexpired term of Michael R. Haverty, chairman, president and chief executive officer of Kansas City Southern.

Gradinger has been chairman and CEO of Golden Star, Inc. since 1983. He joined the company in a sales and marketing capacity in 1968 and rose to president in 1978. Golden Star is a worldwide leader in the production of textile cleaning, communication and safety products. The company owns manufacturing facilities in Kansas City and Atchison and also manufactures products in China and Mexico through joint venture arrangements.

The photos are also available via AP PhotoExpress.

CONTACT:  MGP Ingredients, Inc.
          Steve Pickman
          913-367-1480